UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2005

                          Mediware Information Systems, Inc.
(Exact name of registrant as specified in its charter)

New York 1-10768 11-2209324
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11711 West 79th Street, Lenexa, KS 66214
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (913) 307-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 10, 2005, Mediware Information Systems, Inc. (the "Company") entered into an employment agreement (the "Employment Agreement") with James F. Burgess to serve as its new its Chief Executive Officer and President, effective immediately. The previously reported resignation of George J. Barry as Chief Executive Officer, President and a director of the Company became effective upon the effective date of the Employment Agreement with Mr. Burgess. Mr. Barry will continue to serve as an employee advisor (but not an officer or director) to the Company during a transition period. Mr. Burgess is expected to be nominated for consideration for election by the stockholders to serve on the Board of Directors at the Company's next annual meeting.

The Employment Agreement has a term of 3 years and will automatically renew for successive 1 year terms unless either the Company or Mr. Burgess gives timely notice of non-renewal. The Employment Agreement provides for an annual base salary of $325,000 and a discretionary bonus of up to $175,000 per year during the term of the Employment Agreement based on the Company's financial and operating performance.

Pursuant to the Employment Agreement, Mr. Burgess has been granted 100,000 non-qualified options to purchase shares of the Company's common stock, par value $.10 per share, under the Company's 2003 Equity Incentive Plan. The Options will be exercisable at $7.935, the average of the high and low share price of the common stock on the Nasdaq National Market on October 10, 2005, and have a term of five years. One-fourth of the options will vest on October 10, 2006, 2007, 2008 and 2009. However, options will vest immediately upon an acquisition or sale of the Company.

Mr. Burgess has been granted, pursuant to the Employment Agreement, 100,000 restricted shares of the Company's Common Stock (the "Performance Shares"), under the Company's 2003 Equity Incentive Plan. The Performance Shares vest only if the Company meets specified diluted earnings per share targets in the Company's 2007, 2008 or 2009 fiscal years. All unvested Performance Shares will be forfeited upon the termination of Mr. Burgess's employment or if the Performance Shares have not vested after the 2009 fiscal year. Any unvested, but not forfeited, Performance Shares immediately vest upon an acquisition of the Company.

The Company will reimburse Mr. Burgess for the reasonable out-of-pocket expenses of relocation to the Kansas City metropolitan area. The total reimbursement to Executive for any and all relocation expenses, including gross-up for any federal, state and local taxes, shall not exceed $50,000 in the aggregate.

In addition to termination for disability, death or cause, the Employment Agreement may be terminated by the Company without cause at any time and by Mr. Burgess without cause upon 90 days prior written notice. If the Company terminates Mr. Burgess's employment without cause, it must pay an amount equal to six months' salary, and will continue to provide Mr. Burgess with health insurance coverage. If a third party terminates Mr. Burgess due to an acquisition, the Company will pay Mr. Burgess an amount equal to six months of his annual salary at the rate in effect at the date of termination. Until the earlier of the end of the six month period immediately following the termination of employment, or the commencement of the provision of health benefits by a successor employer, the Company will also pay for Mr. Burgess's full COBRA premiums, if he so elects COBRA.

If Mr. Burgess voluntarily resigns his employment without cause, the Company will pay Mr. Burgess an amount equal to three months of his annual salary at the highest rate in effect during the term of his employment and will continue to provide Mr. Burgess with health insurance coverage (in each case, if he remains employed during such three month period).

If Mr. Burgess terminates his employment for good reason, the Company will pay Mr. Burgess an amount equal to six months of his annual salary. Until the earlier of the end of the six month period immediately following the termination of employment, or the commencement of the provision of health benefits by a successor employer, the Company will continue to provide Mr. Burgess with health insurance coverage.

The Employment Agreement provides for a 1 year non-competition covenant following the date of termination of Mr. Burgess's employment with the Company, with certain exceptions, as well as other customary covenants concerning non-solicitation and non-disclosure of confidential information of the Company.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the provisions of the Employment Agreement attached to this report as Exhibit 10.1.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective October 10, 2005, Mr. Barry has resigned as Chief Executive Officer, President and a director of the Board of Directors of the Company. The resignation of Mr. Barry was previously announced and effective upon the hiring of Mr. Burgess. Mr. Burgess began serving as the Company's Chief Executive Officer and President on October 10, 2005. The Company has entered into an Employment Agreement with Mr. Burgess (see Item 1.01 above and Exhibit 10.1, which are incorporated herein by reference). Mr. Burgess is expected to be nominated for consideration for election by the stockholders to serve on the Board of Directors at the Company's next annual meeting. It is not presently known which committees of the Board, if any, on which Mr. Burgess will serve.

Mr. Burgess, 50, previously worked at 3M Company, where he most recently served as vice president and general manager of 3M Health Information Systems. He worked at 3M Company from May 1998 through August 2003. Prior to working at 3M, Mr. Burgess was vice president of information technology solutions at VHA, Inc. of Irving, Texas from October 1994 until January 1998. From August 2003 until the date hereof, Mr. Burgess was on sabbatical.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIWARE INFORMATION SYSTEMS, INC

Date: October 12, 2005	By: /s/ James F. Burgess James F. Burgess President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement between Mediware Information Systems, Inc. and James F. Burgess dated October 10, 2005.